EX99-2
RESOLUTIONS ADOPTED
AT THE SEPTEMBER 23, 2008 MEETING OF
THE BOARD OF DIRECTORS OF
KAYNE ANDERSON MLP INVESTMENT COMPANY (THE “COMPANY”)
Certified Resolutions
I, David J. Shladovsky, Secretary of Kayne Anderson MLP Investment Company (the “Company”), hereby certify that the following resolutions were adopted by the Board of Directors of the Company, including a majority of the Directors who were not “interested persons” of the Company, at a meeting of the Board held on September 23, 2008:
Renewal Of Fidelity Bond of Company For One-Year Term (under Rule 17g-1)
WHEREAS, the Board of Directors has determined that Kayne Anderson MLP Investment Company (the “Company”) should renew fidelity bond coverage in the amount sufficient to cover the minimum legal requirements pertinent to the Company as required by the Investment Company Act of 1940 (the “1940 Act”).
RESOLVED, that renewal of the fidelity bond of $1,700,000 from GNW-Evergreen Insurance Services, Inc. for the premiums presented at this meeting, in the form of a Financial Institution Bond underwritten by the Chubb Group, covering each Officer and employee of the Company, as defined therein, against larceny and embezzlement, be, and it hereby is, approved, with consideration having been given to the coverage of the Bond in view of the assets of the Company to which covered persons may have access, the type and terms of the custody arrangements, and the nature of the Company’s portfolio securities; and
FURTHER RESOLVED, that the Secretary or any Assistant Secretary of the Company, or other appropriate officers of the Company are hereby authorized, empowered and directed to make such filings with the Securities and Exchange Commission and give such notices as may be required pursuant to Rule 17g-1 under the 1940 Act.

September 23, 2008	/s/ David J. Shladovsky
David J. Shladovsky, Secretary